UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 29, 2012

CardioNet, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33993	33-0604557
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

227 Washington Street #210 Conshohocken, PA	19428
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 729-7000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 29, 2012, CardioNet, Inc. (the “Company”), through its subsidiary, Cardinal Merger Sub, Inc., completed its previously announced acquisition of cardioCORE Lab, Inc., a Delaware corporation (“cardioCORE”) (the “cardioCORE Merger”). The total consideration payable in the cardioCORE Merger was $23.5 million in cash, subject to certain post-closing adjustments.

Simultaneously with the closing of the cardioCORE Merger, the Company entered into a Credit and Security Agreement (the “Credit Agreement”) among the Company, Agility Centralized Research Services, Inc. (“Agility”), Biotel Inc. (“Biotel”), Braemar, Inc. (“Braemar”), ECG Scanning & Medical Services LLC (“ECG”), and cardioCORE, each as borrower, and Midcap Financial, LLC, as administrative agent and as a lender, and the additional lenders from time to time party thereto, to obtain a $15 million senior secured revolving credit facility (the “Revolving Credit Facility”).

The Revolving Credit Facility consists of a revolving loan under which up to $15 million aggregate principal amount may be borrowed, repaid and redrawn, subject to satisfaction of certain customary conditions to borrowing. The Credit Agreement permits the Company to request that one or more lenders increase their proportionate share of the Revolving Credit Facility commitment, up to an additional $15 million in the aggregate. Amounts borrowed under the Revolving Credit Facility accrue interest at the LIBOR Rate plus a margin of four and three quarters percent (4.75% ). If not earlier terminated by the Company, the Revolving Credit Facility will terminate on, and the Company will repay all amounts outstanding on or before, August 29, 2016. The proceeds available under the Revolving Credit Facility may be used for general corporate purposes. A one half of one percent (0.5%) per annum fee is charged on the amount of unused commitment. As of August 29, 2012, the availability under the Revolving Credit Facility was approximately $10 million. The Company may, from time to time, borrow from and repay the Revolving Credit Facility. Consequently, the amount outstanding under the Revolving Credit Facility at the end of a period may not be reflective of the total amounts outstanding during a period.

The Credit Agreement contains customary affirmative and negative covenants that, among other things, limit the ability of the Company and its subsidiaries to incur indebtedness, grant certain liens, make certain investments, enter into sale leaseback transactions, merge or consolidate, make certain restricted payments and engage in certain asset dispositions, including a sale of all or substantially all of their property.

Upon the occurrence of certain bankruptcy and insolvency events with respect to the Company or certain of its subsidiaries, the Revolving Credit Facility commitments automatically terminate and all amounts due under the Credit Agreement and other loan documents become immediately due and payable. If certain other events of default occur and are continuing beyond any applicable grace period, if any, including failure to pay the principal and interest when due, a breach of a negative covenant or failure to perform any other requirement in the Credit Agreement and certain other debt instruments of the Company or subsidiaries of the Company,  then, either by the agent thereunder acting alone or with the consent of or upon the request of the lenders holding a majority of the aggregate amount of all Revolving Credit Facility commitments, the Revolving Credit Facility commitments of the lenders will terminate and all amounts due under the Credit Agreement and other loan documents become immediately due and payable.

Amounts borrowed under the Revolving Credit Facility, are secured by a first lien on (i) all of the capital stock of Agility, Biotel, Braemar, ECG, and cardioCORE  (ii) 65% of the capital stock of cardioCORE Lab Ltd., and (iii) substantially all of the assets (other than intellectual property and the proceeds thereof) of each of the Company, Agility, Biotel, Braemar, ECG, and cardioCORE.

Item 2.01 Completion of an Acquisition or Disposition of Assets

The information set forth in Item 1.01 above is incorporated by reference herein. A copy of the agreement and plan of merger relating to the cardioCORE Merger was previously filed as an exhibit to the Company’s Form 8-K filed on August 6, 2012.

Reference is made to Item 1.01 of the Form 8-K filed on August 6, 2012 and Item 2.03 of this Form 8-K which are hereby incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 above is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired. The financial information required by this Item 9.01(a) has not been included with this filing and will be filed by amendment to this Current Report on Form 8-K not later than seventy-one (71) calendar days after the date that this Current Report on Form 8-K must be filed.

(b) Pro forma financial information. The financial information required by this Item 9.01(b) has not been included with the filing and will be filed by amendment no later than seventy-one (71) calendar days after the date that this Current Report on Form 8-K must be filed.

(d)          Exhibits

Exhibit No.	Description
10.1

Credit and Security Agreement, dated as of August 29, 2012, among CardioNet, Inc., Agility Centralized Research Services, Inc., Biotel Inc., Braemar, Inc., ECG Scanning & Medical Services LLC, and cardioCORE Lab, Inc., each as borrower, and Midcap Financial, LLC, as administrative agent and as a lender, and the additional lenders from time to time party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CardioNet, Inc.

	By:	/s/ Peter Ferola
Peter Ferola
Senior Vice President and General Counsel

Date: August 30, 2012